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                                                                   EXHIBIT 10.5


                    [INTERACTIVE MARKETING, INC. LETTERHEAD]


TO:               STAN KINSEY, NTN COMMUNICATIONS, INC.

FROM:             ANDREW BATKIN, ALAN H. GERSON

SUBJECT:          ENGAGEMENT AGREEMENT

DATE:             JUNE 16, 1999



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Thank for your interest in retaining Interactive Marketing Inc. (hereafter IMI)
to provide strategic and tactical Marketing services to NTN Communications, Inc., (hereinafter, "NTN"). The following represents the terms of our engagement:

1.       Term:

         a) NTN will retain Interactive Marketing Inc., to provide the services as set forth in paragraph 3 below for a term of one (1) year, commencing on May 15, 1999 (the "Effective Date"). However, it is understood and agreed by the parties that both IMI and NTN shall have the right to cancel this Agreement at the end of the first One Hundred and Eighty (180) days of such term (the "Term"), upon Five (5) days written notice.

2. Status of Personnel: The parties acknowledge that Interactive Marketing Inc., (hereafter IMI) will be providing services hereunder as a non-exclusive independent contractor. IMI shall provide the services of Andrew Batkin and Alan Gerson and such other of its management and employees as it deems appropriate to provide the contracted services to NTN hereunder. All such persons will be under the specific direction and control of IMI and IMI is responsible for their compensation and any and all other obligations of an employer or general contractor, including but not limited to withholdings for taxes and responsibility for any or all employee benefits. Nothing in this agreement shall be construed to make such persons employees of NTN for any purpose.

3. Services: IMI shall, during the first One Hundred and Eighty (180) days of the term provide the following services under this agreement:

         a) Create an overall "Interactive Strategy" for the company, which will contain strategic and tactical business recommendations for integrating interactive media and technologies in the company's overall marketing mix and business development efforts. To this end, IMI shall create an independent review of the business operations and opportunities of NTN and prepare a "White Paper" report presenting its conclusions as


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              to the status and potential of the business. This White Paper will address, among other issues:

o    A Competitive Analysis

o    A Valuation of the NTN Content Assets

o    Alternative Strategies to Exploit that Asset Value

     b) This White Paper will include the following deliverables and meet the following timetables:

         i) Within 45 days of commencement of our engagement, IMI will deliver an Initial Business Review and Assessment of the company's competitive landscape, business objectives, core capabilities, assets, products and services, as well as its relationships and available media platforms to be leveraged under an integrated approach to marketing and business development, and meet with NTN management for an Initial Review and Assessment of our research and observations.

         ii) Within 75 days of the commencement of our engagement, IMI will present an Initial Draft and Outline of its Go to Market plan for creating multiple revenue streams from sources such as advertising, e-commerce and subscriptions, etc. relating to the exploitation of NTN content, player following, and audience reach. IMI will meet with NTN to review, prioritize and finalize the strategies for inclusion in an Interactive Go To Market Plan.

         iii) Within 150 days following the commencement of our engagement, IMI will deliver a detailed Interactive Go To Market Plan. outlining strategies to create multiple revenues streams from e-advertising, e-commerce, e-subscriptions, that leverage interactive media and technologies as a platform to extend the company's current capabilities, assets, products and services. These strategies will include but not necessarily be limited to its content, current player universe and its audience reach and will contain our strategic and tactical recommendations as to how NTN can maximize its consumer and trade marketing effectiveness and generate new revenue opportunities by leveraging its core assets and capabilities.

         iv) Upon delivery of the Go To Market Plan and throughout the term of our engagement, IMI will provide close consultation to NTN management to oversee the implementation and execution of the strategies and tactical approaches contained in the Plan, and to develop additional deliverables.

         v) During the course of our engagement, IMI will integrate NTN into its deal flow and strategic contacts to extend NTN's business model and create additional opportunities for NTN, and meet periodically with management to insure that IMI and Management have the same understanding of Company goals and objectives.


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     4. Compensation: It is understood and agreed by and between the parties that in exchange for the mutual promises and undertakings contained herein that IMI shall be compensated as follows:

         a) IMI will receive a base monthly retainer fee of Seventeen Thousand Five Hundred Dollars ($17,500.00) due and payable on the Effective Date and thereafter on the first day of each subsequent full month through the end of the first year of the Term.

         b) b) NTN shall, in its discretion, consider designating IMI as an exclusive or non-exclusive Independent Sales Agent for the Internet Market.

         c) IMI shall be granted options to purchase 300,000 shares in NTN, at a per share price of equal to the Closing Market Price of the shares of NTN on May 15, 1999, exercisable by IMI for a minimum period of three years from the date such shares were granted. All such options will contain standard provisions providing for vesting on a change of control of NTN. It is agreed that 300,000 shares will vest at the rate of 50,000 shares per month commencing on the last day of each of the first six months. In addition, after the initial five months of the term, NTN and IMI will negotiate in good faith a set of milestones related to overall revenue or distribution goals of the products and services of NTN during the remaining term of IMI's engagement. If these milestones and goals are exceeded, IMI will be granted options to purchase up to 300,000 additional shares of NTN at the Market Price of NTN shares on the date that the parties agree to the milestones. Upon exercise, IMI shall have full "piggyback" registration rights with respect to the shares represented by said Options. For purposes of this section "Market Price" shall mean the closing price of NTN as reflected on the American Stock Exchange for the trading day corresponding to the applicable event.


         d) IMI shall be entitled to reimbursement of all reasonable, necessary and pre-approved travel, entertainment and business expenses incurred in furtherance of NTN business and pursuant to this undertaking, upon submission of reasonable documentation and receipts. NTN will designate an executive to be available to make timely approval of requests by IMI to incur reimbursable expenses on NTN's account. IMI will be guided by NTN policy relating to business entertainment and travel expenses, and will submit requests for reimbursement on forms acceptable to NTN. Reimbursement will be made to IMI not later than Thirty (30) days after submission of documentation. However, it is understood and agreed that NTN corporate policy notwithstanding, Air Travel of a duration of more than Three (3) hours, undertaken at the request of NTN, will be booked at the lowest competitive coach rate for a non-stop flight, if such is available (i.e. IMI employees will not be required to take a one-stop flight if it is more expensive, as is NTN's policy). In addition, NTN will pay the cost of upgrade coupons to allow IMI employees to move to the next highest level of service, if possible.

         e) In the event that during the terms of this Agreement NTN sells equity securities to Lycos.com. or Yahoo.com, NTN shall pay to IMI upon the closing of such sale of equity securities, a fee equal to 4% of the 1st million of the net sales price of such securities, 3% of the second million, 2% of the third million and 1% of any excess thereof.

     5. Limitation of Liability: In the event of any breach of this Agreement by either party, the limitation of any claim of loss by the non-breaching party shall be no greater than the proven financial loss sustained by the non-breaching party by virtue of such breach. In no event



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         shall either party be liable hereunder for incidental or consequential damages for any breach of this Agreement.

     6. Basis for Engagement: NTN acknowledges that IMI has been retained because of its experience and knowledge in the field of Internet and Interactive marketing, and that IMI will be providing its opinions and consultations based on its accumulated knowledge and experience and that of its principals and employees. NTN is free to accept or reject any such advice, opinions and consultations offered, and to use, modify or reject any such written materials prepared by IMI.

     7. No Rights to Marks: Each party acknowledges that it is not being granted or vested with any right or interest, ownership or otherwise, in or to any of the other party's trademarks, trade- names, service marks or logos by virtue of or pursuant to this Agreement.

     8. Joint Ownership of Information: IMI and NTN shall jointly own any and all general market data, developed from programs or initiatives jointly conducted by IMI and NTN, but specifically not individual user information or information relating to NTN customers, collected during the Term, which shall remain the sole property of NTN.

     9. Termination: In the event of any material breach of this Agreement by a party, the other party may terminate this Agreement at any time upon 3 days notice to the other party if the breaching party fails to cure such breach during such three day period.

     10. Entire Agreement: This written Agreement constitutes the sole and only agreement of the parties relating to the matters covered hereby. Any prior or contemporaneous agreements, promises, negotiations or representations not expressly set forth in the Agreement are of no force or effect. This Agreement supercedes any and all existing contracts and agreements by the parties with respect to the subject matter covered herein. Any and all notices made or required hereunder shall be delivered in writing to each party at their corporate address, attention of their respective Chief Executive Officers.



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If this Agreement, consisting of Five (5) pages including this signature page, accurately states the terms of our Agreement, please sign below where indicated, and return to IMI together with the payment specified in section 5
a).

     NTN Communications, Inc.



     By /s/ STAN KINSEY      Date 6/29/99
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     Name and Title Stan Kinsey, CEO
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     Interactive Marketing, Inc.



     By /s/ ANDREW BATKIN    Date 6/29/99
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     Name and Title Andrew Batkin
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